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Exhibit 11

                               The Bibb Company
           Statement Re:  Computation of Diluted Earnings Per  Share
                     (In thousands, except per share data)


                                                                  Three Months Ended                Six Months Ended
                                                              ----------------------------     ---------------------------
                                                              July 4, 1998   June 28, 1997     July 4, 1998  June 28, 1997
                                                              ------------   -------------     ------------  -------------
Net Income (loss) applicable to common stock                     $ 1,885        (1,410)           $ 1,996       (3,601)

Weighted average shares outstanding:

   Weighted average common shares outstanding                     10,062        10,062             10,062       10,062

   Shares upon assumed exercise of stock options (1)                 265             0                195            0
                                                                 -------       -------            -------      -------
     Weighted average share outstanding                           10,327        10,062             10,257       10,062
                                                                 -------       -------            -------      -------
Diluted net income (loss) per share of common stock                 0.18         (0.14)              0.19        (0.36)
                                                                 =======       =======            =======      =======
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(1) Stock options are assumed exercised using the modified treasury stock method, except where the effect is anti-dilutive.